Kilpatrick Stockton LLP	Attorneys at Law
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EXHIBIT 5.1

Board of Directors
SI Diamond Technology, Inc.
3006 Longhorn Boulevard
Austin, Texas 78758

Gentlemen:

       We are acting as counsel to SI Diamond Technology, Inc., a Texas corporation (the "Company"), in connection with the proposed offer and sale by certain selling shareholders of up to 15,864,483 shares of common stock.

       In our capacity as counsel to the Company, we have participated in the preparation of the Registration Statement on Form S-3 of the Company with respect to the offer and sale of the common stock to be filed with the Securities and Exchange Commission under the Securities Act of 1933, and the General Rules and Regulations thereunder. Capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

       In connection with the opinions expressed below, we have examined a signed copy of the Registration Statement, corporate records of the Company (on which we have relied with respect to the accuracy of the material factual matters covered thereby), and such other documents as we have deemed necessary or appropriate for purposes of the opinions expressed below.

       Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that (i) the shares of common stock held by the selling shareholders are validly issued, fully paid and nonassessable; and (ii) the shares of common stock to be issued pursuant to the warrants are validly authorized and, when such shares have been duly delivered against payment as provided in the warrants, such shares shall be validly issued, fully paid and nonassessable.

       Our opinion is limited in all respects to the substantive law of the State of Texas and the federal law of the United States, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. The opinion expressed in this letter is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect matters or opinions set forth herein.

       We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the statement made regarding us under the caption "Legal Opinions" in the prospectus included in the Registration Statement.

Very truly yours,

KILPATRICK STOCKTON LLP

By /s/ DONALD T. LOCKE

Donald T. Locke